DNB Financial Corporation

For further information, please contact:
Gerald F. Sopp CFO/Executive Vice-President
484.359.3138	FOR IMMEDIATE RELEASE
gsopp@dnbfirst.com	(NasdaqCM: DNBF)

DNB Financial Corporation
Announces 2012 Second Quarter Earnings

(July 23, 2012 – Downingtown, PA) DNB Financial Corporation ("DNB"), parent of DNB First, National Association, the oldest national bank in the greater Philadelphia region, reported an 8.70% increase in net income for the second quarter of 2012, compared to the same period in 2011. Net income for the three months ended June 30, 2012 was $1.4 million compared to $1.3 million for the same period in 2011.  Earnings per common share for the second quarter of 2012 were $0.46 on a fully diluted basis compared to $0.42 for the same period in 2011.

William S. Latoff, Chairman and CEO said, "We are pleased with the results this quarter and recognize that it is our continued strong earnings and capital that is positioning DNB for the future. During the quarter we completed a branch acquisition in Boothwyn, PA, that complements our existing customer base and is contiguous to DNB's branch network. As we move forward we will continue our strategy to grow, while remaining a financially sound institution."

Net interest income rose to $5.6 million compared to $5.4 million for the same period in 2011, primarily due to lower rates on liabilities. The net interest margin for the three months ended June 30, 2012 was 3.78%, a 13 basis point increase over the same period in 2011.

Net loans grew $3.5 million or .87% at June 30, 2012 compared to December 31, 2011 and assets grew $27.0 million or 4.45%. Deposits increased by $29.0 million or 5.84% to $526.6 million at June 30, 2012 compared to $497.5 million at December 31, 2011. Core deposits, i.e., demand deposits, money market accounts, NOW and savings accounts increased $30.5 million in aggregate or 7.76%, while time deposits declined $1.4 million or 1.36%. DNB’s composite cost of funds for the second quarter of 2012 dropped 17 basis points to 0.69% compared to 0.86% for the three months ended June 30, 2011.

Capital remained strong at the close of the second quarter of 2012, as DNB’s tier 1 leverage ratio stood at 10.22%, while its total risk-based capital ratio stood at 15.52%. Management believes that these levels of capital are appropriate for current market conditions. Stockholders' equity increased $2.7 million to $53.7 million at June 30, 2012 compared to $51.0 million at December 31, 2011, reflecting solid earnings growth.

We continued to see positive trends during the quarter in non-interest income, specifically service charges on deposits and fees from wealth management services and products, which were up over the second quarter of last year by 24.22% and 5.89% respectively. Overall non-interest income increased $211,000 or 22.28% to $1.2 million. Non-interest expense for the three months ended June  30, 2012 increased 4.47% or $183,000, compared to the same period in 2011, and included $65,000 in conversion costs related to the Boothwyn branch acquisition. The remaining variance was due largely to increased costs for FDIC insurance, charitable contributions, staffing, occupancy, third-party services and printing and supplies, offset by lower marketing costs.

During the second quarter of 2012 and 2011, DNB provided $475,000 and $426,000 respectively, for credit losses. The allowance for credit losses at June 30, 2012 was flat when compared to December 31, 2011. DNB's coverage ratio, defined as the allowance for credit losses as a percentage of non-performing loans was 69.02% at June 30, 2012.

William J. Hieb, President and Chief Risk & Credit Officer said, “We have seen an increase in non-performing loans and overall delinquencies compared to December 31, 2011, but we believe we are adequately reserved as of June 30, 2012. We continue to strive to provide the appropriate level of credit loss reserve for current economic conditions and credit exposures."

The ratio of non-performing loans to total loans at June 30, 2012 was 2.21%, up from 1.89% at December 31, 2011. Overall the ratio of loans delinquent 30 days or more was 3.00%, up from 2.19% at December 31, 2011. Non-performing loans and overall delinquencies have increased largely due to two commercial credits totaling $4.0 million, which are expected to be cured by year end 2012.

Net income for the six months ended June 30, 2012 was $2.5 million compared to $2.3 million for the same period in 2011. Earnings per common share for the first six months of 2012 were $0.82 on a fully diluted basis compared to $0.74 for the same period in 2011.

Chairman Latoff concluded, "In today's economy, community banks must look to multiple sources to generate revenues, while containing costs and maintaining balance sheet strength. We must continually invest in new products and services as well as back office operations to improve efficiency and provide the support our customers need and deserve. We have built our business on relationships, but those relationships can only be fostered by consistently meeting expectations and delivering positive results."

DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a community bank headquartered in Downingtown, Pennsylvania with 13 locations. Founded in 1860, DNB First in addition to providing a broad array of consumer and business banking products, offers brokerage and insurance services through DNB Investments & Insurance, and investment management services through DNB Investment Management & Trust. DNB Financial Corporation’s shares are traded on Nasdaq’s Capital Market under the symbol: DNBF. We invite our customers and shareholders to visit our website at http://www.dnbfirst.com. DNB's Investor Relations site can be found at http://investor.dnbfirst.com/.

DNB Financial Corporation (the “Corporation”), may from time to time make written or oral “forward-looking statements,” including statements contained in the Corporation’s filings with the Securities and Exchange Commission (including this press release), in its reports to stockholders and in other communications by the Corporation, which are made in good faith by the Corporation pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

These forward-looking statements include statements with respect to the Corporation’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond the Corporation’s control).  The words “may,” “could,” “should,” “would,” “will,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements.  The following factors, among others, could cause the Corporation’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Corporation conducts operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; the recent downgrade, and any future downgrades, in the credit rating of the U.S. Government and federal agencies; inflation, interest rate, market and monetary fluctuations; the timely development of and acceptance of new products and services of the Corporation and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services; the willingness of users to substitute competitors’ products and services for the Corporation’s products and services; the success of the Corporation in gaining regulatory approval of its products and services, when required; the impact of changes in laws and regulations applicable to financial institutions (including laws concerning taxes, banking, securities and insurance); technological changes; acquisitions; changes in consumer spending and saving habits; the nature, extent, and timing of governmental actions and reforms, including the rules of participation for the Small Business Lending Fund (SBLF), a U.S. Treasury Department program; and the success of the Corporation at managing the risks involved in the foregoing.

The Corporation cautions that the foregoing list of important factors is not exclusive.  Readers are also cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release, even if subsequently made available by the Corporation on its website or otherwise.  The Corporation does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Corporation to reflect events or circumstances occurring after the date of this press release.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K, as well as any changes in risk factors that we may identify in our quarterly or other reports filed with the SEC.

DNB Financial Corporation
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
EARNINGS:
Interest income	$6,548	$6,634	$12,907	$13,086
Interest expense	967	1,211	1,958	2,484
Net interest income	5,581	5,423	10,949	10,602
Provision for credit losses	475	426	900	852
Non-interest income	1,079	946	1,984	1,906
Gain on sale of investment securities	79	1	79	2
Non-interest expense	4,275	4,092	8,575	8,346
Income before income taxes	1,989	1,852	3,537	3,312
Income tax expense	589	564	1,035	1,009
Net income	1,400	1,288	2,502	2,303
Preferred stock dividends and accretion of discount	130	154	258	309
Net income available to common stockholders	$1,270	$1,134	$2,244	$1,994
Net income per common share, diluted	$0.46	$0.42	$0.82	$0.74

Condensed Consolidated Statements of Financial Condition (Unaudited)
(Dollars in thousands)

	June 30,	December 31,	June 30,
	2012	2011	2011
FINANCIAL POSITION:
Cash and cash equivalents	$16,386	$32,877	$30,479
Investment securities	183,714	143,957	155,629
Loan and leases	407,205	403,684	417,473
Allowance for credit losses	(6,214)	(6,164)	(6,443)
Net loans and leases	400,991	397,520	411,030
Premises and equipment, net	8,534	7,846	8,073
Other assets	24,462	24,899	24,786
Total assets	$634,087	$607,099	$629,997

Deposits	526,578	497,545	518,620
FHLB advances	20,000	20,000	20,000
Repurchase agreements	18,586	23,770	29,196
Other borrowings	9,863	9,877	9,889
Other liabilities	5,328	4,851	3,596
Stockholders' equity	53,732	51,056	48,696
Total liabilities and stockholders' equity	$634,087	$607,099	$629,997

DNB Financial Corporation
Selected Financial Data (Unaudited)
(Dollars in thousands, except per share data)

	Quarterly
	2012	2012	2011	2011	2011
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Earnings and Per Share Data
Net income available to common stockholders	$1,270	$974	$1,165	$964	$1,134
Basic earnings per common share	$0.47	$0.36	$0.43	$0.36	$0.42
Diluted earnings per common share	$0.46	$0.36	$0.43	$0.36	$0.42
Dividends per common share	$0.05	$0.05	$0.03	$0.03	$0.03
Book value per common share	$15.05	$14.61	$14.14	$14.03	$13.80
Tangible book value per common share	$14.94	$14.55	$14.07	$13.96	$13.73
Average common shares outstanding	2,708	2,702	2,686	2,678	2,670
Average diluted common shares outstanding	2,736	2,726	2,699	2,696	2,690

Performance Ratios
Return on average assets	0.91%	0.73%	0.85%	0.82%	0.84%
Return on average equity	10.51%	8.47%	10.08%	10.15%	10.78%
Return on average tangible equity	10.54%	8.49%	10.11%	10.19%	10.83%
Net interest margin	3.78%	3.75%	3.74%	3.70%	3.65%
Efficiency ratio	62.98%	66.95%	66.68%	63.22%	63.25%

Asset Quality Ratios
Net charge-offs to average loans	0.40%	0.44%	0.40%	0.48%	0.28%
Non-performing loans/Total loans	2.21%	1.79%	1.89%	1.95%	1.65%
Allowance for credit loss/Total loans	1.53%	1.50%	1.53%	1.55%	1.54%
Allowance for credit loss/Non-performing loans	69.02%	83.80%	80.66%	79.32%	93.52%

Capital Ratios
Total equity/Total assets	8.47%	8.39%	8.41%	8.30%	7.73%
Tangible equity/Tangible assets	8.43%	8.37%	8.38%	8.27%	7.70%
Tangible common equity/Tangible assets	6.38%	6.29%	6.25%	6.14%	5.87%
Tier 1 leverage ratio	10.22%	10.32%	10.14%	9.65%	9.42%
Tier 1 risk-based capital ratio	14.27%	13.92%	14.32%	14.03%	13.51%
Total risk-based capital ratio	15.52%	15.17%	15.57%	15.29%	14.77%